Exhibit 1.02

CONFLICT MINERALS REPORT

TO

FORM SD SPECIALIZED DISCLOSURE REPORT

OF

ECOLAB INC.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws.  Any statements that do not relate to historical or current facts or matters are forward-looking statements. You can identify some of the forward-looking statements by the use of forward-looking words, such as “intend” and the like, or the use of the future tense. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions. Examples of forward-looking statements include, but are not limited to, statements concerning the additional steps that we intend to take to mitigate the risk that our necessary Conflict Minerals (as such term is defined below) benefit armed groups.

Forward-looking statements are subject to risks and uncertainties that could cause actual actions or performance to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, (1) the implementation of satisfactory traceability and other compliance measures by our direct and indirect suppliers on a timely basis or at all, (2) whether smelters and refiners and other market participants responsibly source Conflict Minerals, (3) internal and external resource constraints and (4) political and regulatory developments, whether in the Democratic Republic of the Congo (“DRC”) region, the United States or elsewhere. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the filing of this document. We do not intend, and undertake no obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of the filing of this document or to reflect the occurrence of unanticipated events.

I.                                        Introduction

Except where the context otherwise requires, references in this Conflict Minerals Report to “Ecolab,” “Company,” “we” and “our” are to Ecolab Inc. and its subsidiaries, collectively.  As used herein and consistent with the Conflict Minerals Rule (as such term is defined below), (1) “Conflict Minerals” are columbite-tantalite (coltan), cassiterite, gold and wolframite, and the derivatives tantalum, tin and tungsten, without regard to the location of origin of the minerals or derivative metals, and (2) the “Conflict Minerals Rule” is, collectively, Rule 13p-1 under the Securities Exchange Act of 1934, as amended, and Form SD.

We are subject to the Conflict Minerals Rule because some of the products that we manufacture or contract to manufacture, in particular certain components of our control and dispensing equipment and healthcare product offerings, contain Conflict Minerals that are necessary to the functionality or production of the products.  Not all of our products contain Conflict Minerals.  Furthermore, the Conflict Minerals content in our products accounts for only a small percentage of the total materials content.

We have established strong management systems to facilitate compliance with the Conflict Minerals Rule. These include the adoption of our Conflict Minerals Policy; establishment of a cross-functional working group and a management steering committee; and implementation of an IT solution to engage our direct suppliers about Conflict Minerals, screen responses, produce reports and maintain related records. We also developed robust processes for scoping our products for the inclusion of Conflict Minerals and identifying highest priority first-tier suppliers. Following the scoping of our products for the inclusion of Conflict Minerals, we conducted a reasonable country of origin inquiry within the meaning of the Conflict Minerals Rule of the direct suppliers of the products believed by us to contain those ores (the “Suppliers”).

The Suppliers were asked to provide answers to a questionnaire based upon the Conflict Minerals Reporting Template developed by the Electronic Industry Citizenship Coalition and the Global e-Sustainability Initiative (the “EICC and GeSI”).  The Conflict Minerals Reporting Template is generally regarded as the most common reporting tool for Conflict Minerals content and sourcing information and is being used by a large number of companies across a range of industries.

The questionnaires received were reviewed for completeness and consistency of answers.  Suppliers were requested to provide corrections and clarifications where needed.

II.                                   Design of Due Diligence Measures

We designed our Conflict Minerals due diligence procedures based on, and in conformity in all material respects with, the applicable portions of the five step framework of the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, and the supplements on tin, tantalum, tungsten and gold (2013 Second Edition) (the “OECD Guidance”).  Ecolab also implemented applicable elements of Steps 1, 2 and 5 of the OECD Guidance, although those relate to portions of the Conflict Minerals Rule that we believe precede or follow due diligence.  Therefore, the design of our due diligence measures conform to the applicable portions of Steps 3 and 4 of the OECD Guidance.

III.                              Due Diligence Measures Performed by Ecolab

The Company has performed the following due diligence measures in respect of 2013:

•                  We reported to senior management and to the Audit Committee of the Board of Directors on the Suppliers’ responses to our Conflict Minerals information requests and our analysis and conclusions resulting from those responses.

•                  As part of our efforts to prevent or mitigate adverse impacts, we took the following steps:

•                  We incorporated a provision into our Supplier Manual that suppliers shall abide by the Ecolab Conflict Minerals Policy. Our Conflict Minerals Policy is described further in the Form SD of which this Conflict Minerals Report is a part.

•                  We maintained standard terms and conditions for purchases that require that products supplied to us containing Conflict Minerals be DRC conflict-free. Further, we requested that the Suppliers provide us with data and other information to enable us to comply with the Conflict Minerals Rule.

•                  We supported the development and implementation of independent third party audits of smelter and refiners through our Conflict Minerals Policy and procurement practices that encourage suppliers to purchase materials from audited smelters and refiners.  In addition, we have joined the Conflict-Free Sourcing Initiative (“CFSI”) of the EICC and GeSI to further and directly support that program’s independent third party audits of smelters and refiners and we have utilized information made available to us by our participation in that program in support of our due diligence measures.

IV.                               Product Information

For 2013, notwithstanding our compliance efforts, we were unable to determine the facilities at which a portion of the necessary Conflict Minerals contained in each of our in-scope products were processed. Accordingly, we also were unable to determine the country of origin for a portion of the necessary Conflict Minerals contained in our in-scope products.  However, none of the necessary Conflict Minerals contained in our in-scope products were determined by us to directly or indirectly finance or benefit armed groups in the DRC or an adjoining country.  The terms “armed group” and “adjoining country” have the meanings contained in the Conflict Minerals Rule.

For 2013, our in-scope products were in the following product categories:

A. Equipment used for the control and dispensing of chemical products.

B. Healthcare patient management systems and other miscellaneous components related to our Healthcare products.

In connection with our due diligence, the Suppliers identified to us the smelters and refiners listed below as having processed the necessary Conflict Minerals contained in our in-scope products in 2013.  Please see the notes that accompany the table for important information concerning the data in the table.

Smelter and Refiner Information(1)

Metal	Smelter or Refiner Name	Smelter or Refiner Status

Gold	Allgemeine Gold- und Silberscheideanstalt A.G.	Certified
Gold	Argor-Heraeus SA	Certified
Gold	Asahi Pretec Corp	Certified
Gold	Dowa	Certified
Gold	Heimerle + Meule GmbH	Certified
Gold	Heraeus Ltd Hong Kong	Certified
Gold	Heraeus Precious Metals GmbH & Co. KG	Certified
Gold	Ishifuku Metal Industry Co., Ltd.	Certified
Gold	Johnson Matthey Inc	Certified
Gold	JX Nippon Mining & Metals Co., Ltd	Certified
Gold	LS-Nikko Copper Inc	Certified
Gold	Materion	Certified
Gold	Matsuda Sangyo Co. Ltd	Certified

Metal	Smelter or Refiner Name	Smelter or Refiner Status

Gold	Metalor Technologies SA	Certified
Gold	Metalor USA Refining Corporation	Certified
Gold	Mitsubishi Materials Corporation	Certified
Gold	Mitsui Mining and Smelting Co., Ltd.	Certified
Gold	Royal Canadian Mint	Certified
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd	On standard list
Gold	Solar Applied Materials Technology Corp.	Certified
Gold	Sumitomo Metal Mining Co., Ltd.	Certified
Gold	Tanaka Kikinzoku Kogyo K.K.	Certified
Tantalum	Duoluoshan Sapphire Rare Metal Co. Ltd	Certified
Tantalum	F&X Electro-Materials Limited	Certified
Tantalum	Global Advanced Metals	Certified
Tantalum	H.C. Starck GmbH	Certified
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	Certified
Tantalum	Plansee	Certified
Tantalum	Ulba	Certified
Tantalum	Zhuzhou Cement Carbide	Certified
Tin	EM Vinto	On standard list
Tin	Gejiu Zi-Li	On standard list
Tin	Liuzhou China Tin	On standard list
Tin	Malaysia Smelting Corp	Certified
Tin	Metallo Chimique	On standard list
Tin	Minsur	Certified
Tin	OMSA	Certified
Tin	PT Bangka Putra Karya	Active
Tin	PT Bukit Timah	Certified
Tin	PT Koba Tin	On standard list
Tin	PT Stanindo Inti Perkasa	Active
Tin	PT Timah	Certified
Tin	Thaisarco	Certified
Tin	Yunnan Tin Company Limited	Certified
Tungsten	Ganzhou Huaxing Tungsten Products Co. LTD.	On standard list
Tungsten	Global Tungsten & Powders Corp	Certified
Tungsten	Jiangxi Rare Earth & Rare Metals Tungsten Group Corp	On standard list
Tungsten	Wolfram Company CJSC	On standard list
Tungsten	Xiamen Tungsten Co Ltd	On standard list

(1)                                 We note the following in connection with the information contained in the foregoing table:

(a)                                 The smelters and refiners listed in the table were identified by the Suppliers to us as part of our 2013 supply chain.  However, not all of the included smelters and refiners may have processed the necessary Conflict Minerals contained in our in-scope products.  In some cases, multiple sources of Conflict Minerals may have been used by the Suppliers and the Suppliers did not attribute specific smelters and refiners to individual batches of products, components or materials.  In addition, some Suppliers may have reported to us smelters and refiners that were not in our supply chain, due to over-inclusiveness in the information received from their suppliers or for other reasons.  The smelters and refiners listed above may not be all of the smelters and refiners in our supply chain, since the Suppliers were unable to identify the smelters and refiners of some of the necessary Conflict Minerals content contained in our in-scope products and because not all Suppliers responded to our inquiries.

(b)                                 The table only includes entities that were listed as smelters or refiners by an independent third-party or that we were able to independently determine were smelters or refiners.

(c)                                  All certification status information in the table is as of May 1, 2014.

(d)                                 “Certified” means that a smelter or refiner was compliant with the applicable Conflict-Free Smelter Program (“CFSP”) assessment protocols or was listed as “Re-audit in progress,” irrespective of the “valid until” date of its certification.  Certified smelters and refiners were not necessarily certified for all or part of 2013 and may not continue to be certified for any future period.  We do not have information on the origin of the Conflict Minerals processed by any of the Certified smelters and refiners prior to their respective certification dates.

(e)                                  “Active” means that, according to information published by the CFSP, the smelter or refiner has submitted a signed Agreement for the Exchange of Confidential Information and Auditee Agreement contracts to the CFSP, has agreed to complete a CFSP compliance audit conducted by an independent third party auditor or, the smelter has agreed to complete a CFSP validation within two years of membership issuance by the Tungsten Industry — Council Minerals Council.

(f)                                   The certification status reflected in the table is based solely on information made publicly available by the CFSI, without independent verification by us.

(g)                                  “On Standard List” means that a smelter or refiner is listed on the Standard Smelter Names tab to the Conflict Minerals Reporting Template, but is not “Certified” or “Active.”

The countries of origin of the Conflict Minerals processed by the Certified smelters and refiners may have included the countries listed below. The listed countries of origin are derived from information made available by the CFSI to its members.  Except for the DRC, the CFSI does not provide individual countries of origin of the Conflict Minerals processed by Certified smelters and refiners.  Instead, the CFSI indicates country of origin by category.  Certified smelters and refiners listed in the table above were in each of the categories below:

L1 - Countries that are not identified as conflict regions or plausible areas of smuggling or export of tin/tantalum/tungsten containing minerals: Argentina, Australia, Austria, Belgium, Brazil, Chile, China, Colombia, Cote d’Ivoire, Czech Republic, Djibouti, Egypt, Estonia, Ethiopia, France, Germany, Guyana, India, Indonesia, Ireland, Israel, Japan, Lao People’s Democratic Republic, Luxembourg, Madagascar, Malaysia, Mongolia, Myanmar, Netherlands, Nigeria, Peru, Plurinational State of Bolivia, Portugal, Republic of Korea, Russian Federation, Sierra Leone, Singapore, Suriname, Switzerland, Thailand, United Kingdom, United States and Zimbabwe.

L2 - Countries that are known or plausible countries for smuggling, export out of region or transit of materials containing Conflict Minerals:  Kenya, Mozambique and South Africa.

L3 — The DRC and its nine adjoining countries: Angola, Burundi, Central African Republic, Republic of Congo, Rwanda, South Sudan, Uganda, United Republic of Tanzania and Zambia.

DRC — The Democratic Republic of the Congo.

Because the CFSI generally does not provide individual countries of origin of the Conflict Minerals processed by Certified smelters and refiners, we were not able to determine the countries of origin of the Conflict Minerals processed by the listed Certified smelters and refiners with greater specificity.  In addition, for some of the listed Certified smelters and refiners, origin information is not disclosed.  We were not able to determine the countries of origin of the Conflict Minerals processed by other smelters and refiners listed in the table.

Due to the manner in which the CFSI provides country of origin information, we do not believe that all of the necessary Conflict Minerals contained in our in-scope products originated in all of the countries named above.  In addition, prior to the certification date of any facility listed in the table, it may have sourced Conflict Minerals from additional or different countries.

We endeavored to determine the mine or location of origin of the Conflict Minerals contained in our in-scope products by requesting that the Suppliers provide us with a completed copy of our form of Conflict Minerals questionnaire. Additionally, subject to the limitations noted above, we utilized information made available by CFSI to its members with respect to countries of origin of Conflict Minerals processed by certified smelters and refiners under the CFSP assessment protocols.

Over time, we anticipate that the amount of information globally on the traceability and sourcing of Conflict Minerals will increase and improve our knowledge.

V.                                    Steps to Improve Due Diligence

Since the end of 2013, we have taken or intend to take, as applicable, the following additional steps to mitigate the risk that our necessary Conflict Minerals benefit armed groups:

•                  We will continue to communicate our expectations and information requirements to our direct suppliers.

•                  We will continue to monitor changes in circumstances that may impact the facts or our determinations.

•                  We intend to incorporate review of Conflict Minerals policies, management systems and due diligence programs in our supplier quality audits.

•                  We will continue to make further inquiries to our direct suppliers with the goal of improving our understanding of our mineral supply chain.

•                  If we become aware of a supplier whose due diligence needs improvement, we intend to work with that supplier to improve its performance, including through additional training. We expect our suppliers to take similar measures with their suppliers to ensure alignment throughout the supply chain.

•                  We continue to monitor, track and report on progress of direct suppliers to senior management and the Audit Committee of the Board of Directors.

All of these steps are in addition to the steps that we took in respect of 2013, which we intend to continue to take in respect of 2014 to the extent applicable.